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ENTERPRISE FINANCIAL NAMES MICHAEL HOLMES TO BOARD

St. Louis, November 5, 2015. Enterprise Financial Services Corp (NASDAQ: EFSC) announced that Michael Holmes has been named to its Board of Directors. Holmes is President of Rx Outreach, Inc. a non-profit pharmacy that dispenses more than 30,000 months of medicine each week to low income individuals across America. He formerly served as Executive Vice President of Express Scripts, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement and all of its domestic subsidiary businesses. Prior to Express Scripts, Holmes was a Partner at Edward Jones.

Holmes earned his undergraduate degree at Washington University in St. Louis and his master’s degree in business administration at Webster University. He is broadly involved in the community, having served with United Way, BJC HealthCare, Needy Meds, African American Business Leadership Council and the Fellowship of Christian Athletes.

James J. Murphy, Jr., Chairman of the Board, commented, “We’re thrilled that Michael is joining our Board. His senior level corporate and financial experience at Express Scripts and Edward Jones, coupled with deep and far-reaching community involvement, will bring a valuable perspective to the Board as Enterprise continues to grow and evolve as a regional financial organization.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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